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                                    EXHIBIT 1


                                                               September 1, 2008
To whom it may concern:

                      WACOAL HOLDINGS CORP.
                      Yoshikata Tsukamoto, President and Representative Director (Code Number: 3591)
                      (Tokyo Stock Exchange, First Section)
                      (Osaka Securities Exchange, First Section)
                      Masaya Wakabayashi, General Manager, Corporate Planning (Telephone: 075-682-1010)



                     Announcement Regarding Determination of
        Issuance Terms of Stock Option Grants (Stock Acquisition Rights)



     Wacoal Holdings Corp. (the "Company") hereby announces its determination of the following details regarding the issuance of stock options in the form of stock acquisition rights (Wacoal Holdings Corp. First Stock Acquisition Rights), which issuance was previously resolved at a meeting of its board of directors held on July 30, 2008.



                                      NOTE



1.   Total Number of Stock Acquisition Rights:   40

2.   Amount to be Paid for Stock Acquisition Rights:

     1,137,000 yen per stock acquisition right (1,137 yen per share)

     The right of an eligible recipient to receive remuneration from the Company shall be offset against the obligation to pay the exercise price for the stock acquisition rights.

3.   Number of Eligible Recipients and Number of Stock Acquisition Rights to be
     Allotted:

     Forty (40) stock acquisition rights will be allotted to five (5) directors of the Company (excluding outside directors).



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